EXHIBIT 23.3

April 5, 2011

GeoGlobal Resources Inc.
200, 625 - 4th Avenue SW
Calgary, AB
T2P 0K2

The Board of Directors
GeoGlobal Resources Inc.

We hereby consent to references to Chapman Petroleum Engineering Ltd. as set out in Item 1 – Business and Item 7 – Management’s Discussion and Analysis of the Annual Report on Form 10-K for the year ended December 31, 2010 of GeoGlobal Resources Inc. as filed with the Securities and Exchange Commission on March 31, 2011 (the Form 10-K) and to the use and inclusion of our reserve and economic evaluation of oil and gas properties owned by GeoGlobal Resources Inc. as Exhibit 10.35 to the Form 10-K and as Exhibit 10.35 to the Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2010 of GeoGlobal Resources Inc.

Chapman Petroleum Engineering Ltd.

/s/ C.W. Chapman

C.W. Chapman, P. Eng.,
President